UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Grove Collaborative Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The New York Stock Exchange has advised Grove Collaborative Holdings, Inc. (the “Company”) that it has ruled that Proposal No. 3 (the reverse split proposal) included in the Company’s proxy statement for its 2023 annual meeting of stockholders is a routine item.

Accordingly, the Company is hereby amending and restating its question and answer regarding broker non-votes that appears on page 3 of its proxy statement previously filed with the Securities and Exchange Commission on April 14, 2023, as set forth below, to clarify that brokers have discretion to cast votes on Proposal No. 3 as a routine matter:

What if I do not provide specific voting instructions?

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows: (1) “FOR” each of the nominees listed in Proposal No. 1, (2) “FOR” the ratification of the independent registered public accounting firm in Proposal No. 2, (3) “FOR” the approval of the reverse stock split proposal and (4) in accordance with the discretion of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your bank, broker or other nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

If you do not furnish voting instructions to your bank, broker or other nominee, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms or the reverse split proposal, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. Proposals No. 2 and No. 3 are considered “routine” proposals for this purpose. Proposal No. 1 is considered “non-routine,” and your broker will not have discretion to vote on this proposal.